Exhibit 10.1

Execution Version

U.S. $1,500,000,000

364-DAY REVOLVING CREDIT AGREEMENT

Dated as of March 1, 2017

Among

MONDELĒZ INTERNATIONAL, INC.

and

THE INITIAL LENDERS NAMED HEREIN

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

CITIGROUP GLOBAL MARKETS INC.,

CREDIT SUISSE SECURITIES (USA) LLC,

HSBC SECURITIES (USA) INC.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.,

CITIBANK, N.A.,

CREDIT SUISSE SECURITIES (USA) LLC

and

HSBC SECURITIES (USA) INC.,

as Co-Syndication Agents

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		Page
ARTICLE IV

Representations and Warranties

SECTION 4.01	Representations and Warranties of Mondelēz	36

ARTICLE V

Covenants of Mondelēz

SECTION 5.01	Affirmative Covenants	38
SECTION 5.02	Negative Covenants	39

ARTICLE VI

Events of Default

SECTION 6.01	Events of Default	41
SECTION 6.02	Lenders’ Rights upon Event of Default	42

ARTICLE VII

The Administrative Agent

SECTION 7.01	Authorization and Action	43
SECTION 7.02	Administrative Agent’s Reliance, Etc.	43
SECTION 7.03	The Administrative Agent and Affiliates	44
SECTION 7.04	Lender Credit Decision	44
SECTION 7.05	Indemnification	45
SECTION 7.06	Successor Administrative Agent	45
SECTION 7.07	Administrative Agent, Joint Bookrunners, Joint Lead Arrangers and Co-Syndication Agents	46
SECTION 7.08	Withholding Tax	46

ARTICLE VIII

Guaranty

SECTION 8.01	Guaranty	46
SECTION 8.02	Guaranty Absolute	47
SECTION 8.03	Waivers	47
SECTION 8.04	Continuing Guaranty	48

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SCHEDULES

Schedule I	—	List of Lenders and Commitments
Schedule II	—	List of Applicable Lending Offices

EXHIBITS

Exhibit A-1	—	Form of Pro Rata Note
Exhibit A-2	—	Form of Competitive Bid Note
Exhibit B-1	—	Form of Notice of Pro Rata Borrowing
Exhibit B-2	—	Form of Notice of Competitive Bid Borrowing
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Designation Agreement
Exhibit E-1	—	Form of Opinion of Special Counsel for Mondelēz
Exhibit E-2	—	Form of Opinion of Special Local Counsel for Mondelēz
Exhibit E-3	—	Form of Opinion of Internal Counsel for Mondelēz
Exhibit F	—	Form of Opinion of Counsel for Designated Subsidiary

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364-DAY REVOLVING CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of March 1, 2017, among MONDELĒZ INTERNATIONAL, INC., a Virginia corporation (“Mondelēz”); the BANKS, FINANCIAL INSTITUTIONS and OTHER INSTITUTIONAL LENDERS listed on the signature pages hereof (the “Initial Lenders”) and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as administrative agent (in such capacity, the “Administrative Agent”).

Mondelēz has requested, and the Initial Lenders are willing to extend new credit to Mondelēz and the other Borrowers (as defined below) in the form of a revolving credit facility, pursuant to the terms and subject to the conditions herein set forth. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent Account” means (a) the account of the Administrative Agent, maintained by the Administrative Agent, at its office at JPMorgan Chase Bank, N.A., JPMorgan Loan Services, Loan & Agency, 500 Stanton Christiana Road, Op2, Floor 3, Newark, DE, 19713-2107, United States. Attention: Jane Dreisbach, jane.dreisbach@jpmorgan.com, 302-634-4733 (facsimile), or (b) such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to Mondelēz and the Lenders for such purpose.

“Advance” means a Pro Rata Advance or a Competitive Bid Advance.

“Agents” means the Administrative Agent, each Co-Syndication Agent, each Joint Bookrunner and each Joint Lead Arranger.

“Anti-Corruption Laws” means all laws, rules, and regulations of the United States from time to time concerning or relating to bribery or corruption and the UK Bribery Act.

“Applicable Facility Fee Rate” means, for any date, a percentage per annum equal to the percentage set forth below determined by reference to the higher of (i) the rating of Mondelēz’s long-term senior unsecured Debt from Standard & Poor’s (or, if there shall be no outstanding rated long-term senior unsecured Debt of Mondelēz, the long-term company, issuer or similar rating established by Standard & Poor’s for Mondelēz) and (ii) the rating of Mondelēz’s long-term senior unsecured Debt from Moody’s (or, if there shall be no outstanding rated long-term senior unsecured Debt of Mondelēz, the long-term company, issuer or similar rating established by Moody’s for Mondelēz), in each case on such date:

Rating	Applicable Facility Fee Rate
A or higher by Standard & Poor’s A2 or higher by Moody’s	0.070%
A- by Standard & Poor’s A3 by Moody’s	0.080%
BBB+ by Standard & Poor’s Baa1 by Moody’s	0.095%
BBB by Standard & Poor’s Baa2 by Moody’s	0.110%
Lower than BBB by Standard & Poor’s Lower than Baa2 by Moody’s	0.125%

provided that if on any date of determination (x) a rating is available on such date from only one of Standard & Poor’s and Moody’s but not the other, the Applicable Facility Fee Rate shall be determined by reference to the then available rating; (y) no rating is available from either of Standard & Poor’s or Moody’s, the Applicable Facility Fee Rate shall be determined by reference to the rating of any other nationally recognized statistical rating organization designated by Mondelēz and approved in writing by the Required Lenders and (z) no rating is available from any of Standard & Poor’s, Moody’s or any other nationally recognized statistical rating organization designated by Mondelēz and approved in writing by the Required Lenders, the Applicable Facility Fee Rate shall be 0.125%.

“Applicable Interest Rate Margin” means (a) as to any Base Rate Advance, the applicable rate per annum set forth below under the caption “Base Rate Spread” and (b) as to any LIBO Rate Advance, the applicable rate per annum set forth below under the caption “LIBO Rate Spread”, determined by reference to the higher of (i) the rating of Mondelēz’s long-term senior unsecured Debt from Standard & Poor’s (or, if there shall be no outstanding rated long-term senior unsecured Debt of Mondelēz, the long-term company, issuer or similar rating established by Standard & Poor’s for Mondelēz) and (ii) the rating of Mondelēz’s long-term senior unsecured Debt from Moody’s (or, if there shall be no outstanding rated long-term senior unsecured Debt of Mondelēz, the long-term company, issuer or similar rating established by Moody’s for Mondelēz), in each case on such date:

Rating	Base Rate Spread	LIBO Rate Spread
A or higher by Standard & Poor’s A2 or higher by Moody’s	0.000%	0.805%
A- by Standard & Poor’s A3 by Moody’s	0.000%	0.920%
BBB+ by Standard & Poor’s Baa1 by Moody’s	0.030%	1.030%
BBB by Standard & Poor’s Baa2 by Moody’s	0.140%	1.140%
Lower than BBB by Standard & Poor’s Lower than Baa2 by Moody’s	0.250%	1.250%

provided that if on any date of determination (x) a rating is available on such date from only one of Standard & Poor’s and Moody’s but not the other, the Applicable Interest Rate Margin shall be determined by reference to the then available rating; (y) no rating is available from either of Standard & Poor’s or Moody’s, the Applicable Interest Rate Margin shall be determined by reference to the rating of any other nationally recognized statistical rating organization designated by Mondelēz and approved in writing by the Required Lenders and (z) no rating is available from any of Standard & Poor’s, Moody’s or any other nationally recognized statistical rating organization designated by Mondelēz and approved in writing by the Required Lenders, the Applicable Interest Rate Margin shall be 0.250% as to any Base Rate Advance and 1.250% as to any LIBO Rate Advance.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Pro Rata Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Administrative Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent in substantially the form of Exhibit C hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(i)    the rate of interest announced publicly by the Administrative Agent in New York, New York, from time to time, as the Administrative Agent’s prime rate;

(ii)    1/2 of one percent per annum above the Federal Funds Effective Rate; and

(iii)    the LIBO Rate for Dollars for a one month Interest Period appearing on Reuters Screen LIBOR01 on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum;

provided that in no event shall the Base Rate be less than zero.

“Base Rate Advance” means a Pro Rata Advance that bears interest as provided in Section 2.04(a)(i).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Agent” means agents of Mondelēz acting in capacity with, or benefitting from, this Agreement or the proceeds of any Advance.

“Borrowers” means, collectively, Mondelēz and each Designated Subsidiary that shall become a party to this Agreement pursuant to Section 9.08.

“Borrowing” means a Pro Rata Borrowing or a Competitive Bid Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any LIBO Rate Advances or Floating Rate Bid Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Commission” means the United States Securities and Exchange Commission.

“Commitment” means as to any Lender (i) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto, or (ii) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent, pursuant to Section 9.07(d).

“Competitive Bid Advance” means an advance by a Lender to any Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.07 and refers to a Fixed Rate Bid Advance or a Floating Rate Bid Advance.

“Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.07.

“Competitive Bid Note” means a promissory note of any Borrower payable to any Lender (or its registered assigns), in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender to such Borrower.

“Competitive Bid Reduction” has the meaning specified in Section 2.01.

“Consolidated Tangible Assets” means the total assets appearing on a consolidated balance sheet of Mondelēz and its Subsidiaries, less goodwill and other intangible assets and the minority interests of other Persons in such Subsidiaries, all as determined in accordance with GAAP.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Pro Rata Advances of one Type into Pro Rata Advances of the other Type pursuant to Section 2.06, 2.08 or 2.13.

“Co-Syndication Agents” means Bank of America, N.A., Citibank, N.A., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc.

“Debt” means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds, debentures, notes or similar instruments, (ii) obligations as lessee under leases that, in accordance with accounting principles generally accepted in the United States, are recorded as capital leases, and (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (i) or (ii) above.

“Default” means any event specified in Section 6.01 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Advances within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to the funding has not been satisfied, (b) notified any Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such confirmation in form and substance satisfactory to the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, or (e) become the subject of a bankruptcy, insolvency proceeding or Bail-In Action, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, in the case of clauses (a) through (d) unless the subject of a good faith dispute and such Lender has notified the Administrative Agent in writing of such; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any ownership interest in such Lender or a parent company thereof or the exercise of control over a Lender or parent company thereof by a Governmental Authority or instrumentality thereof or (ii) in the case of a solvent Lender or parent company thereof, as the case may be, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed in any such case, where such action does not result in or provide such Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Subsidiary” means any wholly-owned Subsidiary of Mondelēz designated for borrowing privileges under this Agreement pursuant to Section 9.08.

“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit D hereto signed by such Designated Subsidiary and Mondelēz.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to Mondelēz and the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (or any successor) (“OECD”), or a political subdivision of any such country, and having total assets in excess of $5,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands; (iii) the central bank of any country which is a member of the OECD; (iv) a commercial finance company or finance Subsidiary of a corporation organized under the laws of the United States, or any State thereof, and having total assets in excess of $3,000,000,000; (v) an insurance company organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (vi) any Lender; (vii) an affiliate of any Lender; and (viii) any other bank, commercial finance company, insurance company or other Person approved in writing by Mondelēz (such approval not to be unreasonably withheld, delayed or conditioned), which approval shall be notified to the Administrative Agent; provided, that none of Mondelēz or its Subsidiaries, a Defaulting Lender or a natural person shall be permitted to be an Eligible Assignee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any of their ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the conditions set forth in Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of any Borrower or any of their ERISA Affiliates for failure to make a required payment to a Plan are satisfied; or (f) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Mondelēz and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Eurocurrency Rate Reserve Percentage” for any Interest Period, for all LIBO Rate Advances or Floating Rate Bid Advances comprising part of the same Borrowing owing to a Lender which is a member of the Federal Reserve System, means the reserve percentage applicable for such Lender two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBO Rate Advances or Floating Rate Bid Advances is determined) having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 6.01.

“Extended Maturity Date” has the meaning specified in Section 2.10(b).

“Facility Fee” has the meaning specified in Section 2.09(a).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as enacted as of the date hereof or any amended or successor version that is substantively comparable and not materially more onerous to comply with, and, in each case, regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code as of the date hereof (or any amended or successor version described above), and any intergovernmental agreement between the United States and another jurisdiction implementing the foregoing (or any law, regulation or other official administrative interpretation implementing such an intergovernmental agreement).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the administrative agent fee letter, dated as of February 10, 2017, between Mondelēz and the Administrative Agent.

“Fixed Rate Bid Advance” means a Competitive Bid Advance bearing interest based on a fixed rate per annum as specified in the relevant Notice of Competitive Bid Borrowing.

“Floating Rate Bid Advance” means a Competitive Bid Advance bearing interest at a rate of interest quoted as a margin over the LIBO Rate as specified in the relevant Notice of Competitive Bid Borrowing.

“Foreign Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is not organized under the laws of the United States of America, any state thereof or the District of Columbia.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government and any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guaranty” has the meaning specified in Section 8.01.

“Historical Screen Rate” means, in relation to any LIBO Rate Advance or Floating Rate Bid Advance, the most recent applicable Screen Rate for Dollars for a period equal in length to the Interest Period of that Advance and which is as of a day which is no more than two (2) Business Days before the start of the applicable Interest Period.

“Home Jurisdiction Non-U.S. Withholding Taxes” means in the case of a Designated Subsidiary that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, withholding taxes imposed by the jurisdiction under the laws of which such Designated Subsidiary is organized, resident or doing business or any political subdivision thereof.

“Home Jurisdiction U.S. Withholding Taxes” means, in the case of Mondelēz and a Designated Subsidiary that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, withholding for United States federal income taxes and United States federal back-up withholding taxes.

“Interest Period” means, for each LIBO Rate Advance comprising part of the same Pro Rata Borrowing and each Floating Rate Bid Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such LIBO Rate Advance or Floating Rate Bid Advance or the date of Conversion of any Base Rate Advance into such LIBO Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below. The duration of each such Interest Period shall be one (or less than one month if available to all Lenders), two, three or six months or, if available to all Lenders, twelve months, as such Borrower may select upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(a)    such Borrower may not select any Interest Period that ends after the Maturity Date, subject to Section 2.10(b);

(b)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(c)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Interpolated Historical Screen Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the relevant Historical Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Historical Screen Rate (for the longest period for which the applicable Historical Screen Rate is available for Dollars) that is shorter than the applicable Interest Period and (b) the applicable Historical Screen Rate (for the shortest period for which the applicable Historical Screen Rate is available for Dollars) that exceeds the applicable Interest Period.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the relevant Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for Dollars) that is shorter than the applicable Interest Period and (b) the applicable Screen Rate (for the shortest period for which the applicable Screen Rate is available for Dollars) that exceeds the applicable Interest Period.

“Joint Bookrunners” means JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Joint Lead Arrangers” means JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Lenders” means the Initial Lenders and their respective successors and permitted assignees.

“LIBO Rate” means, with respect to any LIBO Rate Advance or Floating Rate Bid Advance for any Interest Period, an interest rate per annum equal to either:

(a)    the Screen Rate as of 11:00 a.m. (London time) two Business Days before the first day of such Interest Period; or

(b)    if the Screen Rate shall not be available at the applicable time for the applicable Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Rate as of 11:00 a.m. (London time) two Business Days before the first day of such Interest Period; or

(c)    if the Interpolated Rate shall not be available at the applicable time for the applicable Interest Period, then the LIBO Rate for such Interest Period shall be the Historical Screen Rate; or

(d)    if the Historical Screen Rate shall not be available at the applicable time for the applicable Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Historical Screen Rate;

provided that in no event shall the LIBO Rate be less than 0% for the purposes of this Agreement.

“LIBO Rate Advance” means a Pro Rata Advance that bears interest as provided in Section 2.04(a)(ii).

“Lien” has the meaning specified in Section 5.02(a).

“Major Subsidiary” means any Subsidiary of Mondelēz (a) more than 50% of the voting securities of which is owned directly or indirectly by Mondelēz, (b) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, Canada or any political subdivision thereof, any country which is a member of the European Union on the date hereof or any political subdivision thereof, or Switzerland, Norway or Australia or any of their respective political subdivisions, and (c) which has at any time total assets (after intercompany eliminations) exceeding $1,000,000,000.

“Margin Stock” means margin stock, as defined in Regulation U.

“Maturity Date” means the Termination Date; provided that if the Maturity Date shall have been extended pursuant to Section 2.10(b), the Maturity Date shall be the Extended Maturity Date.

“Minimum Shareholders’ Equity” means Total Shareholders’ Equity of not less than $24,600,000,000.

“Mondelēz” has the meaning specified in the preamble.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-U.S. Lender” means, with respect to a Borrower that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Note” means a Pro Rata Note or a Competitive Bid Note.

“Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.07(b).

“Notice of Pro Rata Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” has the meaning specified in Section 8.01.

“Other Taxes” has the meaning specified in Section 2.15(b).

“Participant Register” has the meaning specified in Section 9.07(e).

“Patriot Act” has the meaning specified in Section 9.14.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Process Agent” has the meaning specified in Section 9.11(a).

“Pro Rata Advance” means an advance by a Lender to any Borrower as part of a Pro Rata Borrowing and refers to a Base Rate Advance or a LIBO Rate Advance (each of which shall be a “Type” of Pro Rata Advance).

“Pro Rata Borrowing” means a borrowing consisting of simultaneous Pro Rata Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Pro Rata Note” means a promissory note of any Borrower payable to any Lender (or its registered assigns), delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Pro Rata Advances made by such Lender to such Borrower.

“Register” has the meaning specified in Section 9.07(d).

“Regulation A” means Regulation A of the Board, as in effect from time to time.

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Required Lenders” means at any time Lenders having Pro Rata Advances representing more than 50% of the aggregate outstanding Pro Rata Advances at such time, or, if no Pro Rata Advances are then outstanding, Lenders having Commitments representing more than 50% of the aggregate Commitments at such time.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) any Person controlled by any such Person or Persons described in the foregoing clause (a).

“Screen Rate” means the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate) or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Subsidiary” of any Person means any Person of which (or in which) more than 50% of the outstanding capital stock having voting power to elect a majority of the Board of Directors of such Person (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.15(a).

“Term-Out Fee” has the meaning specified in Section 2.09(b).

“Termination Date” means the earlier of February 28, 2018 and the date of termination in whole of the Commitments pursuant to Section 2.10(a) or 6.02.

“Total Shareholders’ Equity” means total shareholders’ equity, as reflected on the consolidated balance sheet of Mondelēz and its Subsidiaries (excluding (a) accumulated other comprehensive income or losses, (b) the cumulative effects of any changes in accounting principles, including in connection with any adoption of “mark-to-market” accounting in respect of pension and other retirement plans of Mondelēz and its Subsidiaries, and (c) if “mark-to-market” accounting in respect of such pension and other retirement plans is so adopted, any income or losses recognized in connection with the ongoing application thereof).

“Type”, when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances compromising such Borrowing, is determined by reference to the Base Rate or the LIBO Rate.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.03    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America (subject to the exceptions set forth in this Section 1.03, “GAAP”), except that if there has been a material change in an accounting principle affecting the definition of an accounting term as compared to that applied in the preparation of the financial statements of Mondelēz as of and for the year ended December 31, 2016, then such new accounting principle shall not be used in the determination of the amount associated with that accounting term. A material change in an accounting principle is one that, in the year of its adoption, changes the amount associated with the relevant accounting term for any quarter in such year by more than 10%.

ARTICLE II

Amounts and Terms of the Advances

SECTION 2.01    The Pro Rata Advances.

(a)    Obligation To Make Pro Rata Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Pro Rata Advances to any Borrower in Dollars from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment; provided, however, that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a “Competitive Bid Reduction”).

(b)    Amount of Pro Rata Borrowings. Each Pro Rata Borrowing shall be in an aggregate amount of no less than $50,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c)    Type of Pro Rata Advances. Each Pro Rata Borrowing shall consist of Pro Rata Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment and subject to this Section 2.01, any Borrower may borrow under this Section 2.01 prior to the Termination Date, prepay pursuant to Section 2.11 or repay pursuant to Section 2.03 and reborrow under this Section 2.01 prior to the Termination Date.

SECTION 2.02    Making the Pro Rata Advances.

(a)    Notice of Pro Rata Borrowing. Each Pro Rata Borrowing shall be made on notice, given not later than (x) 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Pro Rata Borrowing in the case of a Pro Rata Borrowing consisting of LIBO Rate Advances, or (y) 9:00 a.m. (New York City time) on the Business Day of the proposed Pro Rata Borrowing in the case of a Pro Rata Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Pro Rata Borrowing (a “Notice of Pro Rata Borrowing”) shall be by telephone, confirmed immediately in writing, by registered mail, email or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested:

(i)    date of such Pro Rata Borrowing,

(ii)    Type of Advances comprising such Pro Rata Borrowing,

(iii)    aggregate amount of such Pro Rata Borrowing, and

(iv)    in the case of a Pro Rata Borrowing consisting of LIBO Rate Advances, the initial Interest Period for each such Pro Rata Advance. Notwithstanding anything herein to the contrary, no Borrower may select LIBO Rate Advances for any Pro Rata Borrowing if the obligation of the Lenders to make LIBO Rate Advances shall then be suspended pursuant to Section 2.06(b), 2.08(c) or 2.13.

(b)    Funding Pro Rata Advances. Each Lender shall, before 11:00 a.m. (New York City time) on the date of such Pro Rata Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent Account, in same day funds, such Lender’s ratable portion of such Pro Rata Borrowing. Promptly after receipt of such funds by the Administrative Agent, and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the relevant Borrower at the address of the Administrative Agent referred to in Section 9.02.

(c)    Irrevocable Notice. Each Notice of Pro Rata Borrowing of any Borrower shall be irrevocable and binding on such Borrower. In the case of any Pro Rata Borrowing that the related Notice of Pro Rata Borrowing specifies is to be comprised of LIBO Rate Advances, the Borrower requesting such Pro Rata Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Pro Rata Borrowing for such Pro Rata Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Pro Rata Advance to be made by such Lender as part of such Pro Rata Borrowing when such Pro Rata Advance, as a result of such failure, is not made on such date.

(d)    Lender’s Ratable Portion. Unless the Administrative Agent shall have received notice from a Lender prior to 11:00 a.m. (New York City time) on the day of any Pro Rata Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Pro Rata Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Pro Rata Borrowing in accordance with Section 2.02(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower proposing such Pro Rata Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at:

(i)    in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Pro Rata Advances comprising such Pro Rata Borrowing and (B) the cost of funds incurred by the Administrative Agent, in respect of such amount, and

(ii)    in the case of such Lender, the Federal Funds Effective Rate.

If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Pro Rata Advance as part of such Pro Rata Borrowing for purposes of this Agreement.

(e)    Independent Lender Obligations. The failure of any Lender to make the Pro Rata Advance to be made by it as part of any Pro Rata Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Pro Rata Advance on the date of such Pro Rata Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Pro Rata Advance to be made by such other Lender on the date of any Pro Rata Borrowing.

SECTION 2.03    Repayment of Pro Rata Advances. Each Borrower shall repay to the Administrative Agent for the ratable account of each Lender on the Maturity Date the unpaid principal amount of the Pro Rata Advances of such Lender then outstanding.

SECTION 2.04    Interest on Pro Rata Advances.

(a)    Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Pro Rata Advance owing by such Borrower to each Lender from the date of such Pro Rata Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)    Base Rate Advances. During such periods as such Pro Rata Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (1) the Base Rate in effect from time to time plus (2) the Applicable Interest Rate Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December, and on the date such Base Rate Advance shall be Converted or paid in full either prior to or on the Maturity Date.

(ii)    LIBO Rate Advances. During such periods as such Pro Rata Advance is a LIBO Rate Advance, a rate per annum equal at all times during each Interest Period for such Pro Rata Advance to the sum of (x) the LIBO Rate for such Interest Period for such Pro Rata Advance plus (y) the Applicable Interest Rate Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such LIBO Rate Advance shall be Converted or paid in full either prior to or on the Maturity Date.

(b)    Default Interest. If any principal of or interest on any Pro Rata Advance or any fee or other amount payable by a Borrower hereunder (other than principal of or interest on any Competitive Bid Advance) is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, payable in arrears on the dates referred to in Section 2.04(a)(i) or Section 2.04(a)(ii), as applicable, at a rate per annum equal at all times to (i) in the case of overdue principal of any Pro Rata Advance, 1% per annum above the rate per annum otherwise required to be paid on such Pro Rata Advance as provided in Section 2.04(a) or (ii) in the case of any other amount, 1% per annum plus the rate applicable to Base Rate Advances as provided in Section 2.04(a)(i).

SECTION 2.05    Additional Interest on LIBO Rate Advances. Each Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each LIBO Rate Advance of such Lender to such Borrower, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to Mondelēz through the Administrative Agent.

SECTION 2.06    Conversion of Pro Rata Advances.

(a)    Conversion upon Absence of Interest Period. If any Borrower (or Mondelēz on behalf of any other Borrower) shall fail to select the duration of any Interest Period for any LIBO Rate Advances in accordance with the provisions contained in the definition of the term “Interest Period,” the Administrative Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(b)    Conversion upon Event of Default. Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), the Administrative Agent or the Required Lenders may elect that (i) each LIBO Rate Advance be, on the last day of the then existing Interest Period therefor, Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into LIBO Rate Advances be suspended.

(c)    Voluntary Conversion. Subject to the provisions of Sections 2.06(b), 2.08(c) and 2.13, any Borrower may Convert all of its Pro Rata Advances of one Type constituting the same Pro Rata Borrowing into Advances of the other Type on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion; provided, however, that the Conversion of a LIBO Rate Advance into a Base Rate Advance may be made on, and only on, the last day of an Interest Period for such LIBO Rate Advance. Each such notice of a Conversion shall, within the restrictions specified above, specify

(i)    the date of such Conversion;

(ii)    the Pro Rata Advances to be Converted; and

(iii)    if such Conversion is into LIBO Rate Advances, the duration of the Interest Period for each such Pro Rata Advance.

SECTION 2.07    The Competitive Bid Advances.

(a)    Competitive Bid Advances’ Impact on Commitments. Each Lender severally agrees that any Borrower may make Competitive Bid Borrowings under this Section 2.07 from time to time on any Business Day during the period from the Effective Date until the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders. As provided in Section 2.01, the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding, and such deemed use of the aggregate amount of the Commitments shall be applied to the Lenders ratably according to their respective Commitments; provided, however, that any Lender’s Competitive Bid Advances shall not otherwise reduce that Lender’s obligation to lend its pro rata share of the remaining available Commitments.

(b)    Notice of Competitive Bid Borrowing. Any Borrower may request a Competitive Bid Borrowing under this Section 2.07 by delivering to the Administrative Agent, by email or telecopier, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying therein the following:

(i)    date of such proposed Competitive Bid Borrowing;

(ii)    aggregate amount of such proposed Competitive Bid Borrowing;

(iii)    interest rate basis and day count convention to be offered by the Lenders;

(iv)    in the case of a Competitive Bid Borrowing consisting of Floating Rate Bid Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Bid Advances, maturity date for repayment of each Fixed Rate Bid Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring seven days after the date of such Competitive Bid Borrowing or later than the earlier of (A) 360 days after the date of such Competitive Bid Borrowing and (B) the Termination Date);

(v)    interest payment date or dates relating thereto; location of such Borrower’s account to which funds are to be advanced; and

(vi)    other terms (if any) to be applicable to such Competitive Bid Borrowing.

A Borrower requesting a Competitive Bid Borrowing shall deliver a Notice of Competitive Bid Borrowing to the Administrative Agent not later than 10:00 a.m. (New York City time) (x) at least two Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the Competitive Bid Borrowing shall be Fixed Rate Bid Advances, or (y) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the Competitive Bid Borrowing shall be Floating Rate Bid Advances. Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on such Borrower. The Administrative Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from such Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

(c)    Discretion as to Competitive Bid Advances. Each Lender may, in its sole discretion, elect to irrevocably offer to make one or more Competitive Bid Advances to the applicable Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to such Borrower), before 9:30 a.m. (New York City time) (A) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Bid Advances, and (B) on the third Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Floating Rate Bid Advances; provided that, if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify such Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given by any other Lender to the Administrative Agent. In such notice, the Lender shall specify the following:

(i)    the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of Section 2.07(a), exceed such Lender’s Commitment);

(ii)    the rate or rates of interest therefor; and

(iii)    such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance.

If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent before 9:30 a.m. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided further that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

(d)    Selection of Lender Bids. The Borrower proposing the Competitive Bid Borrowing shall, in turn, (A) before 12:00 noon (New York City time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Bid Advances and (B) before 12:00 noon (New York City time) on the third Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Floating Rate Bid Advances, either:

(i)    cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to that effect, or

(ii)    accept, in its sole discretion, one or more of the offers made by any Lender or Lenders pursuant to Section 2.07(c), by giving notice to the Administrative Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to such Borrower by the Administrative Agent on behalf of such Lender, for such Competitive Bid Advance pursuant to Section 2.07(c) to be made by each Lender as part of such Competitive Bid Borrowing) and reject any remaining offers made by Lenders pursuant to Section 2.07(c) by giving the Administrative Agent notice to that effect. Such Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the maximum amount that each such Lender offered at such interest rate.

If the Borrower proposing such Competitive Bid Borrowing notifies the Administrative Agent that such Competitive Bid Borrowing is canceled pursuant to Section 2.07(d)(i), or if such Borrower fails to give timely notice in accordance with Section 2.07(d), the Administrative Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

(e)    Competitive Bid Borrowing. If the Borrower proposing such Competitive Bid Borrowing accepts one or more of the offers made by any Lender or Lenders pursuant to Section 2.07(d)(ii), the Administrative Agent shall in turn promptly notify:

(i)    each Lender that has made an offer as described in Section 2.07(c), whether or not any offer or offers made by such Lender pursuant to Section 2.07(c) have been accepted by such Borrower;

(ii)    each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the date and amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing; and

(iii)    each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III.

When each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing has received notice pursuant to Section 2.07(e)(iii), such Lender shall, before 11:00 a.m. (New York City time), on the date of such Competitive Bid Borrowing specified in the notice received from the Administrative Agent pursuant to Section 2.07(e)(i), make available for the account of its Applicable Lending Office to the Administrative Agent, at its address referred to in Section 9.02, in same day funds, such Lender’s portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to such Borrower at the location specified by such Borrower in its Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing, the Administrative Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

(f)    Irrevocable Notice. If the Borrower proposing such Competitive Bid Borrowing notifies the Administrative Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to Section 2.07(c), such notice of acceptance shall be irrevocable and binding on such Borrower. Such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

(g)    Amount of Competitive Bid Borrowings; Competitive Bid Notes. Each Competitive Bid Borrowing shall be in an aggregate amount of $50,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the aggregate amount of Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders. Within the limits and on the conditions set forth in this Section 2.07, any Borrower may from time to time borrow under this Section 2.07, prepay pursuant to Section 2.11 or repay pursuant to Section 2.07(h), and reborrow under this Section 2.07; provided that a Competitive Bid Borrowing shall not be made within two Business Days of the date of any other Competitive Bid Borrowing. The indebtedness of any Borrower resulting from each Competitive Bid Advance made to such Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of such Borrower payable to the Lender (or its registered assigns) making such Competitive Bid Advance.

(h)    Repayment of Competitive Bid Advances. On the maturity date of each Competitive Bid Advance provided in the Competitive Bid Note evidencing such Competitive Bid Advance, the Borrower shall repay to the Administrative Agent for the account of each Lender that has made a Competitive Bid Advance the then unpaid principal amount of such Competitive Bid Advance. No Borrower shall have any right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

(i)    Interest on Competitive Bid Advances. Each Borrower that has borrowed through a Competitive Bid Borrowing shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance and on the interest payment date or dates set forth in the Competitive Bid Note evidencing such Competitive Bid Advance. If any principal of or interest on any Competitive Bid Advance payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, payable in arrears on the date or dates interest is payable on such Competitive Bid Advance, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

SECTION 2.08    LIBO Rate Determination.

(a)    Methods to Determine LIBO Rate. The Administrative Agent shall determine the LIBO Rate by using the methods described in the definition of the term “LIBO Rate,” and shall give prompt notice to Mondelēz and the applicable Borrowers and Lenders of each such LIBO Rate.

(b)    Inability to Determine LIBO Rate. In the event that the LIBO Rate cannot be determined by the methods described in clause (a), (b), (c) or (d) of the definition of “LIBO Rate,” then:

(i)    the Administrative Agent shall forthwith notify Mondelēz and the Lenders that the interest rate cannot be determined for such LIBO Rate Advance or Floating Rate Bid Advances, as the case may be;

(ii)    with respect to each LIBO Rate Advance, such Advance will, on the last day of the then existing Interest Period therefor, be prepaid by the Borrower or be automatically Converted into a Base Rate Advance; and

(iii)    the obligation of the Lenders to make LIBO Rate Advances or Floating Rate Bid Advances or to Convert Base Rate Advances into LIBO Rate Advances shall be suspended until the Administrative Agent shall notify Mondelēz and the Lenders that the circumstances causing such suspension no longer exist.

(c)    Inadequate LIBO Rate. If, with respect to any LIBO Rate Advances, the Required Lenders notify the Administrative Agent that (i) they are unable to obtain matching deposits in the London interbank market at or about 11:00 a.m. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective LIBO Rate Advances as a part of such Borrowing during the Interest Period therefor or (ii) the LIBO Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective LIBO Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify Mondelēz and the Lenders, whereupon (A) the Borrower of such LIBO Rate Advances will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Base Rate Advances into, LIBO Rate Advances shall be suspended until the Administrative Agent shall notify Mondelēz and the Lenders that the circumstances causing such suspension no longer exist. In the case of clause (ii) above, each such Lender shall certify its cost of funds for each Interest Period to the Administrative Agent and Mondelēz as soon as practicable but in any event not later than 10 Business Days after the last day of such Interest Period.

SECTION 2.09    Fees.

(a)    Facility Fee. Mondelēz agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) on the aggregate amount of such Lender’s Commitment (whether drawn or undrawn) from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Maturity Date at the Applicable Facility Fee Rate, in each case payable on the last Business Day of each March, June, September and December until the Maturity Date and on the Maturity Date; provided, that, after the Termination Date, the Facility Fee shall accrue solely on such Lender’s outstanding Advances.

(b)    Term-Out Fee. Mondelēz agrees to pay to the Administrative Agent, for the account of each Lender, on the Termination Date, a term-out fee (the “Term-Out Fee”) equal to 1.00% of the aggregate amount of such Lender’s outstanding Advances that are not repaid on such date.

(c)    Other Fees. Mondelēz shall pay to the Administrative Agent for its own account or for the accounts of the Joint Lead Arrangers or Lenders, as applicable, such fees, and at such times, as shall have been separately agreed between Mondelēz and the Administrative Agent or the Joint Lead Arrangers.

SECTION 2.10    Termination or Reduction of Commitments and Extension of Termination Date.

(a)    Termination or Reduction of Commitments. Mondelēz shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of no less than $50,000,000 or the remaining balance if less than $50,000,000; and provided further that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Competitive Bid Advances then outstanding. Unless previously terminated, the Commitments shall terminate on the Termination Date.

(b)    Extension of Maturity Date. Mondelēz may, by delivery of a written notice not less than 15 days prior to the Maturity Date to the Administrative Agent (which shall promptly deliver a copy to each Lender), elect to extend the Maturity Date to February 28, 2019 (the “Extended Maturity Date”); provided that any such extension of the Maturity Date shall be subject to the satisfaction, on and as of the Termination Date, of the conditions set forth in Section 3.05.

SECTION 2.11    Optional Prepayments of Pro Rata Advances. Each Borrower may, in the case of any LIBO Rate Advance, upon at least three Business Days’ notice to the Administrative Agent or, in the case of any Base Rate Advance, upon notice given to the Administrative Agent not later than 9:00 a.m. (New York City time) on the date of the proposed prepayment, in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Pro Rata Advances comprising part of the same Pro Rata Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of no less than $50,000,000 or the remaining balance if less than $50,000,000 and (y) in the event of any such prepayment of a LIBO Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b).

SECTION 2.12    Increased Costs.

(a)    Costs from Change in Law or Authorities. If, due to either (i) the introduction after the date hereof of or any change (other than any change by way of imposition or increase of reserve requirements to the extent such change is included in the Eurocurrency Rate Reserve Percentage) in or in the interpretation, application or administration of any law or regulation or (ii) the compliance with any guideline or request promulgated after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining LIBO Rate Advances or Floating Rate Bid Advances (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) or (ii) taxes referred to in Section 2.15(a)(i), (ii), (iii), (iv), (v) or (vi)), then the Borrower of the affected Advances shall within twenty (20) Business Days after receipt by the Borrower of demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to Mondelēz, such Borrower and the Administrative Agent by such Lender shall be conclusive and binding upon all parties hereto for all purposes, absent manifest error.

(b)    Reduction in Lender’s Rate of Return. In the event that, after the date hereof, the implementation of or any change in any law or regulation, or any guideline or directive (whether or not having the force of law) or the interpretation, application or administration thereof by any Governmental Authority charged with the administration thereof, imposes, modifies or deems applicable any capital adequacy, liquidity or similar requirement (including, without limitation, a request or requirement which affects the manner in which any Lender or its parent company allocates capital resources to its Commitments, including its obligations hereunder) and as a result thereof, in the sole opinion of such Lender, the rate of return on such Lender’s or its parent company’s capital as a consequence of its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances, but reduced to the extent that Borrowings are outstanding from time to time, then in each such case, upon demand from time to time Mondelēz shall pay to such Lender such additional amount or amounts as shall compensate such Lender for such reduction in rate of return. A certificate of such Lender as to any such additional amount or amounts shall be conclusive and binding for all purposes, absent manifest error. Except as provided below, in determining any such amount or amounts each Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, each Lender shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs, provided that such actions, in the reasonable judgment of such Lender will not be otherwise disadvantageous to such Lender and, to the extent possible, each Lender will calculate such increased costs based upon the capital requirements for its Advances and unused Commitment hereunder and not upon the average or general capital requirements imposed upon such Lender.

(c)    Dodd-Frank Wall Street Reform and Consumer Protection Act; Basel III. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case be deemed to be a change in law or regulation after the date hereof regardless of the date enacted, adopted or issued.

SECTION 2.13    Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in, or in the interpretation of, any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make LIBO Rate Advances or Floating Rate Bid Advances or to fund or maintain LIBO Rate Advances or Floating Rate Bid Advances, (a) each LIBO Rate Advance or Floating Rate Bid Advances, as the case may be, of such Lender will automatically, upon such demand, be Converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.04(a)(i), as the case may be, and (b) the obligation of the Lenders to make LIBO Rate Advances or Floating Rate Bid Advances or to Convert Base Rate Advances into LIBO Rate Advances shall be suspended, in each case, until the Administrative Agent shall notify Mondelēz and the Lenders that the circumstances causing such suspension no longer exist, in each case, subject to Section 9.04(b) hereof; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make LIBO Rate Advances or Floating Rate Bid Advances or to continue to fund or maintain LIBO Rate Advances or Floating Rate Bid Advances, as the case may be, and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.14    Payments and Computations.

(a)    Time and Distribution of Payments. Mondelēz and each Borrower shall make each payment hereunder, without set-off or counterclaim, not later than 11:00 a.m. (New York City time) on the day when due to the Administrative Agent at the Administrative Agent Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Facility Fees ratably (other than amounts payable pursuant to Section 2.07, 2.12, 2.15 or 9.04(b)) to the Lenders for the accounts of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. From and after the effective date of an Assignment and Acceptance pursuant to Section 9.07, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)    Computation of Interest and Fees. All computations of interest based on the Administrative Agent’s prime rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be. All computations of interest based on the LIBO Rate or the Federal Funds Effective Rate and of Facility Fees shall be made by the Administrative Agent and all computations of interest pursuant to Section 2.05 shall be made by the applicable Lender, on the basis of a year of 360 days. All computations of interest in respect of Competitive Bid Advances shall be made by the Administrative Agent on the basis of a year of 360 days in the case of Floating Rate Bid Advances and on the basis of a year of 365 or 366 days in the case of Fixed Rate Bid Advances, as specified in the applicable Notice of Competitive Bid Borrowing. Computations of interest or Facility Fees shall in each case be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Facility Fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.05 by a Lender), of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)    Payment Due Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or Facility Fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of LIBO Rate Advances or Floating Rate Bid Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d)    Presumption of Borrower Payment. Unless the Administrative Agent receives notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent at the Federal Funds Effective Rate.

SECTION 2.15    Taxes.

(a)    Any and all payments by each Borrower and Mondelēz hereunder or under any Note shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest, additions to taxes and expenses) with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its net income, and franchise taxes and branch profits taxes imposed on it, in each case, as a result of such Lender or the Administrative Agent (as the case may be) being organized under the laws of the taxing jurisdiction, (ii) in the case of each Lender, taxes imposed on or measured by its net income, and franchise taxes and branch profits taxes imposed on it, in each case, as a result of such Lender having its Applicable Lending Office in the taxing jurisdiction, (iii) in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its net income, franchise taxes and branch profits taxes imposed on it, and any tax imposed by means of withholding, in each case, to the extent such tax is imposed solely as a result of a present or former connection (other than a connection arising from such Lender or the Administrative Agent having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, and/or engaged in any other transaction pursuant to this Agreement or a Note) between the Lender or the Administrative Agent, as the case may be, and the taxing jurisdiction, (iv) in the case of each Lender and the Administrative Agent, any U.S. federal withholding taxes imposed pursuant to FATCA, (v) in the case of each Lender and the Administrative Agent, any Home Jurisdiction U.S. Withholding Tax to the extent that such tax is imposed with respect to any payments pursuant to any law in effect at the time such Lender becomes a party hereto (or changes its Applicable Lending Office), except (A) to the extent of the additional amounts in respect of such taxes under this Section 2.15 to which such Lender’s assignor (if any) or such Lender’s prior Applicable Lending Office (if any) was entitled, immediately prior to such assignment or change in its Applicable Lending Office or (B) if such Lender becomes a party hereto pursuant to an Assignment and Acceptance upon the demand of Mondelēz, and (vi) taxes attributable to a Lender’s or the Administrative Agent’s (as applicable) failure to comply with Sections 2.15(e), (f), and (g) (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments by each Borrower and Mondelēz hereunder or under any Note, other than taxes referred to in this Section 2.15(a)(i), (ii), (iii), (iv), (v), or (vi), are referred to herein as “Taxes”). If any applicable withholding agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable by Mondelēz or the applicable Borrower shall be increased as may be necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.15) have been made, such Lender (or the Administrative Agent where the Administrative Agent receives payments for its own account) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)    In addition, each Borrower or Mondelēz shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, irrecoverable value-added tax or similar levies (other than Taxes, or taxes referred to in Section 2.15(a)(i) to (v)) that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or a Note other than any such taxes imposed by reason of an Assignment and Acceptance (hereinafter referred to as “Other Taxes”).

(c)    Each Borrower and Mondelēz shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) payable by such Lender or the Administrative Agent (as the case may be), and any liability (including penalties, interest, additions to taxes and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be), makes written demand therefor.

(d)    As soon as practicable after the date of any payment of Taxes or Other Taxes, each Borrower and Mondelēz shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, shall provide each of the Administrative Agent, Mondelēz and each applicable Borrower with any form or certificate that is required by any U.S. federal taxing authority to certify such Lender’s entitlement to any applicable exemption from or reduction in, Home Jurisdiction U.S. Withholding Tax in respect of any payments hereunder or under any Note (including, if applicable, two original Internal Revenue Service Forms W-9, W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service or to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a participation in accordance with the provisions of Section 9.07(e)), two original Internal Revenue Service Form W-8IMY, accompanied by any applicable certification documents from each beneficial owner) and any other documentation reasonably requested by Mondelēz, the applicable Borrower or the Administrative Agent. Thereafter, each such Lender shall provide additional forms or certificates (i) to the extent a form or certificate previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as requested in writing by Mondelēz, the Administrative Agent or such Borrower or, if such Lender no longer qualifies for the applicable exemption from or reduction in, Home Jurisdiction U.S. Withholding Tax, promptly notify the Administrative Agent and Mondelēz or such Borrower of its inability to do so. Unless such Borrower, Mondelēz and the Administrative Agent have received forms or other documents from each Lender satisfactory to them indicating that payments hereunder or under any Note are not subject to Home Jurisdiction U.S. Withholding Taxes or are subject to Home Jurisdiction U.S. Withholding Taxes at a rate reduced by an applicable tax treaty, such Borrower, Mondelēz or the Administrative Agent shall withhold such Home Jurisdiction U.S. Withholding Taxes from such payments at the applicable statutory rate in the case of payments to or for such Lender and such Borrower or Mondelēz shall pay additional amounts to the extent required by paragraph (a) of this Section 2.15 (subject to the exceptions contained in this Section 2.15).

(f)    If a payment made to a Lender hereunder or under any Note would be subject to U.S. federal withholding tax imposed pursuant to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall provide each of the Administrative Agent, Mondelēz and each applicable Borrower, at the time or times prescribed by law and as reasonably requested by the Administrative Agent, Mondelēz or the applicable Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Administrative Agent, Mondelēz or the applicable Borrower as may be necessary for the Administrative Agent, Mondelēz or the applicable Borrower to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA and the amount, if any, to deduct and withhold from such payment. Thereafter, each such Lender shall provide additional documentation (i) to the extent documentation previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as reasonably requested by the Administrative Agent, Mondelēz or the applicable Borrower. Solely for purposes of this paragraph (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)    In the event that a Designated Subsidiary is a Foreign Subsidiary of Mondelēz, each Lender shall promptly complete and deliver to such Borrower and the Administrative Agent, or, at their request, to the applicable taxing authority, so long as such Lender is legally eligible to do so, any certificate or form reasonably requested in writing by such Borrower or the Administrative Agent and required by applicable law in order to secure any applicable exemption from, or reduction in the rate of, deduction or withholding of the applicable Home Jurisdiction Non-U.S. Withholding Taxes for which such Borrower is required to pay additional amounts pursuant to this Section 2.15.

(h)    Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its Applicable Lending Office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender be otherwise materially economically disadvantageous to such Lender.

(i)    Each Lender hereby authorizes the Administrative Agent to deliver to a Borrower and Mondelēz and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to paragraph (e), (f) or (g) of this Section 2.15.

(j)    If any Lender or the Administrative Agent, as the case may be, obtains a refund of any Tax for which payment has been made pursuant to this Section 2.15, or, in lieu of obtaining such refund, such Lender or the Administrative Agent applies the amount that would otherwise have been refunded as a credit against payment of a liability in respect of taxes, which refund or credit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.15, the amount of such refund or credit (together with any interest received thereon and reduced by reasonable out-of-pocket costs incurred in obtaining such refund or credit and by any applicable taxes) promptly shall be paid to the applicable Borrower to the extent payment has been made in full by such Borrower pursuant to this Section 2.15.

SECTION 2.16    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Pro Rata Advances owing to it (other than pursuant to Section 2.12, 2.15 or 9.04(b) or (c)) in excess of its ratable share of payments on account of the Pro Rata Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Pro Rata Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.17    Evidence of Debt.

(a)    Lender Records; Pro Rata Notes. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Pro Rata Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Pro Rata Advances. Each Borrower shall, upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Pro Rata Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Pro Rata Advances owing to, or to be made by, such Lender, promptly execute and deliver to such Lender a Pro Rata Note payable to such Lender (or its registered assigns) in a principal amount up to the Commitment of such Lender.

(b)    Record of Borrowings, Payables and Payments. The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded as follows:

(i)    the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto;

(ii)    the terms of each Assignment and Acceptance delivered to and accepted by it;

(iii)    the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and the Maturity Date applicable thereto; and

(iv)    the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender’s share thereof.

(c)    Evidence of Payment Obligations. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.17(b), and by each Lender in its account or accounts pursuant to Section 2.17(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.18    [Reserved].

SECTION 2.19    Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of Mondelēz and its Subsidiaries.

SECTION 2.20    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply:

(a)    fees shall cease to accrue on the Advances and Commitment of such Defaulting Lender pursuant to Section 2.09(a); and

(b)    the Commitment and Advances of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification of this Agreement pursuant to Section 9.01); provided that any amendment, waiver or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender.

In the event that each of the Administrative Agent and Mondelēz agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall purchase at par such of the Pro Rata Advances of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Pro Rata Advances in accordance with its pro rata portion of the total Commitments and clauses (a) and (b) above shall cease to apply.

ARTICLE III

Conditions to Effectiveness, Lending and Extension of Maturity Date

SECTION 3.01    Conditions Precedent to Effectiveness. The Credit Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied, or waived in accordance with Section 9.01:

(a)    Mondelēz shall have notified each Lender and the Administrative Agent in writing as to the proposed Effective Date.

(b)    On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of Mondelēz, dated the Effective Date, stating that:

(i)    the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)    no event has occurred and is continuing on and as of the Effective Date that constitutes a Default or Event of Default.

(c)    [Reserved.]

(d)    [Reserved.]

(e)    The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:

(i)    Certified copies of the resolutions of the Board of Directors of Mondelēz approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(ii)    A certificate of the Secretary or an Assistant Secretary of Mondelēz certifying the names and true signatures of the officers of Mondelēz authorized to sign this Agreement and the other documents to be delivered hereunder.

(iii)    Favorable opinions of (A) Gibson, Dunn & Crutcher LLP, special New York counsel to Mondelēz, substantially in the form of Exhibit E-1 hereto, (B) Hunton & Williams LLP, special Virginia counsel to Mondelēz, substantially in the form of Exhibit E-2 hereto and (C) internal counsel for Mondelēz, substantially in the form of Exhibit E-3 hereto.

(iv)    A certificate of the chief financial officer or treasurer of Mondelēz certifying that as of December 31, 2016, (A) the aggregate amount of Debt, payment of which is secured by any Lien referred to in clause (iii) of Section 5.02(a), does not exceed $400,000,000, and (B) the aggregate amount of Debt, payment of which is secured by any Lien referred to in clause (iv) of Section 5.02(a), does not exceed $200,000,000.

(f)    This Agreement shall have been executed by Mondelēz and the Administrative Agent and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed this Agreement.

(g)    The Agents and the Lenders shall have received payment in full in cash of all fees and expenses due to them pursuant to the Fee Letter (including the reasonable fees and out-of-pocket disbursements of Cahill Gordon & Reindel LLP as counsel to the Administrative Agent).

(h)    The Administrative Agent and the Lenders shall have received from the Borrower, in form and substance satisfactory to the Administrative Agent or such Lenders, as applicable, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations that has been reasonably requested by the Administrative Agent and the Lenders.

The Administrative Agent shall notify Mondelēz and the Initial Lenders of the date which is the Effective Date upon satisfaction or waiver of all of the conditions precedent set forth in this Section 3.01. For purposes of determining compliance with the conditions specified in this Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that Mondelēz, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.

SECTION 3.02    Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary following any designation of such Designated Subsidiary as a Borrower hereunder pursuant to Section 9.08 is subject to the receipt by the Administrative Agent on or before the date of such initial Advance of each of the following, in form and substance satisfactory to the Administrative Agent and dated such date, and in sufficient copies for each Lender:

(a)    Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(b)    A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign this Agreement and the other documents to be delivered hereunder.

(c)    A certificate signed by a duly authorized officer of the Designated Subsidiary, dated as of the date of such initial Advance, certifying that such Designated Subsidiary shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver this Agreement and to perform its obligations thereunder.

(d)    The Designation Agreement of such Designated Subsidiary, substantially in the form of Exhibit D hereto.

(e)    A favorable opinion of counsel (which may be in-house counsel) to such Designated Subsidiary, dated the date of such initial Advance, covering, to the extent customary and appropriate for the relevant jurisdiction, the opinions outlined on Exhibit F hereto.

(f)    All information relating to any such Designated Subsidiary reasonably requested by any Lender through the Administrative Agent not later than two Business Days after such Lender shall have been notified of the designation of such Designated Subsidiary under Section 9.08 in order to allow such Lender to comply with “know your customer” regulations or any similar rules or regulations under applicable foreign laws.

(g)    Such other approvals, opinions or documents as any Lender, through the Administrative Agent, may reasonably request.

SECTION 3.03    Conditions Precedent to Each Pro Rata Borrowing. The obligation of each Lender to make a Pro Rata Advance on the occasion of each Pro Rata Borrowing is subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Pro Rata Borrowing the following statements shall be true, and the acceptance by the applicable Borrower of the proceeds of such Pro Rata Borrowing shall be a representation by such Borrower or Mondelēz, as the case may be, that:

(a)    the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct on and as of the date of such Pro Rata Borrowing, before and after giving effect to such Pro Rata Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and, if such Pro Rata Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct on and as of the date of such Pro Rata Borrowing, before and after giving effect to such Pro Rata Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(b)    before and after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Pro Rata Borrowing, that constitutes a Default or Event of Default.

SECTION 3.04    Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing is subject to the conditions precedent that (i) the Administrative Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Administrative Agent shall have received a Competitive Bid Note payable to such Lender (or its registered assigns) for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.07, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true, and the acceptance by the applicable Borrower of the proceeds of such Competitive Bid Borrowing shall be a representation by such Borrower or Mondelēz, as the case may be, that:

(a)    the representations and warranties contained in Section 4.01 are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and, if such Competitive Bid Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(b)    after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Competitive Bid Borrowing that constitutes a Default or Event of Default.

SECTION 3.05    Conditions Precedent to the Extension of the Maturity Date. The extension of the Maturity Date pursuant to Section 2.10(b) shall be subject to the satisfaction, as of the Termination Date, of the following conditions:

(a)    the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) and, with respect to any Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement, in each case, are correct on and as of such date, as though made on and as of such date, before and after giving effect to the extension of the Maturity Date;

(b)    immediately before and immediately after giving effect to the extension of the Maturity Date, no event has occurred and is continuing, or would result from such extension, that constitutes a Default or Event of Default;

(c)    Mondelēz shall have delivered to the Administrative Agent on or prior to the Termination Date (i) a certified copy of resolutions of the Board of Directors of each Borrower authorizing the extension of the Maturity Date and the continued performance by the Borrowers hereunder through the Extended Maturity Date and (ii) a certificate confirming the satisfaction of the conditions in the preceding subsections (a) and (b), dated the Termination Date and executed by the chief financial officer of Mondelēz; and

(d)    the Administrative Agent shall have received the Term-Out Fee for the account of each Lender pursuant to Section 2.09(b).

ARTICLE IV

Representations and Warranties

SECTION 4.01    Representations and Warranties of Mondelēz. Mondelēz represents and warrants as to itself and, as applicable, its Subsidiaries as follows:

(a)    Mondelēz is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b)    The execution, delivery and performance of this Agreement and the Notes to be delivered by it are within the corporate powers of Mondelēz, have been duly authorized by all necessary corporate action on the part of Mondelēz and do not contravene (i) the charter or by-laws of Mondelēz or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on Mondelēz.

(c)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by Mondelēz of this Agreement or the Notes to be delivered by it.

(d)    This Agreement is, and each of the Notes to be delivered by Mondelēz when delivered hereunder will be, a legal, valid and binding obligation of Mondelēz enforceable against Mondelēz in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e)    As reported in Mondelēz’s Annual Report on Form 10-K for the year ended December 31, 2016, the consolidated balance sheets of Mondelēz and its Subsidiaries as of December 31, 2016 and the consolidated statements of earnings of Mondelēz and its Subsidiaries for the year then ended fairly present, in all material respects, the consolidated financial position of Mondelēz and its Subsidiaries as at such date and the consolidated results of the operations of Mondelēz and its Subsidiaries for the year ended on such date, all in accordance with accounting principles generally accepted in the United States. Except as disclosed in Mondelēz’s Annual Report on Form 10-K for the year ended December 31, 2016, or in any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent to December 31, 2016, or any amendment to the foregoing subsequent to December 31, 2016, but prior to the date hereof, since December 31, 2016, there has been no material adverse change in such position or operations.

(f)    There is no action or proceeding pending or, to the knowledge of Mondelēz, threatened against Mondelēz or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”) (i) that purports to affect the legality, validity or enforceability of this Agreement or (ii) except for Proceedings disclosed in Mondelēz’s Annual Report on Form 10-K for the year ended December 31, 2016, or in any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent to December 31, 2016, or any amendment to the foregoing subsequent to December 31, 2016, but prior to the date hereof, and, with respect to Proceedings commenced after the date of the most recent such document but prior to the date hereof, a certificate delivered to the Lenders, that may materially adversely affect the financial position or results of operations of Mondelēz and its Subsidiaries taken as a whole.

(g)    Mondelēz owns directly or indirectly 100% of the capital stock of each other Borrower.

(h)    None of the proceeds of any Advance will be used, directly or indirectly, for any purpose that would result in a violation of Regulation U.

(i)    Mondelēz has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by Mondelēz and each of its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with FCPA and other applicable Anti-Corruption Laws and applicable Sanctions. None of (i) Mondelēz or any of its Subsidiaries or (ii) to the knowledge of Mondelēz, any director, officer, employee or Borrower Agent of Mondelēz or its Subsidiaries, is a Sanctioned Person.

(j)    No Borrower is an EEA Financial Institution.

(k)    No Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

ARTICLE V

Covenants of Mondelēz

SECTION 5.01    Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Mondelēz will:

(a)    Compliance with Laws, Etc. Comply, and cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of Mondelēz and its Subsidiaries taken as a whole.

(b)    Maintenance of Total Shareholders’ Equity. Maintain Total Shareholders’ Equity of not less than the Minimum Shareholders’ Equity.

(c)    Reporting Requirements. Furnish to the Lenders:

(i)    as soon as available and in any event within 5 days after the due date for Mondelēz to have filed its Quarterly Report on Form 10-Q with the Commission for the first three quarters of each fiscal year, an unaudited interim condensed consolidated balance sheet of Mondelēz and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings of Mondelēz and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Mondelēz;

(ii)    as soon as available and in any event within 15 days after the due date for Mondelēz to have filed its Annual Report on Form 10-K with the Commission for each fiscal year, a copy of the consolidated financial statements for such year for Mondelēz and its Subsidiaries, audited by PricewaterhouseCoopers LLP (or other independent auditors which, as of the date of this Agreement, are one of the “big four” accounting firms);

(iii)    all reports which Mondelēz sends to any of its shareholders, and copies of all reports on Form 8-K (or any successor forms adopted by the Commission) which Mondelēz files with the Commission;

(iv)    as soon as possible and in any event within five days after the occurrence of each Event of Default and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the chief financial officer or treasurer of Mondelēz setting forth details of such Event of Default or event and the action which Mondelēz has taken and proposes to take with respect thereto; and

(v)    such other information respecting the condition or operations, financial or otherwise, of Mondelēz or any Major Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request.

In lieu of furnishing the Lenders the items referred to in clauses (i), (ii) and (iii) above, Mondelēz may make such items available on the Internet at www.mondelezinternational.com (which website includes an option to subscribe to a free service alerting subscribers by e-mail of new Commission filings) or any successor or replacement website thereof, or by similar electronic means.

(d)    Ranking. Each Advance made to Mondelēz and each Guaranty by Mondelēz of an Advance made to another Borrower hereunder shall at all times constitute senior Debt of Mondelēz ranking equally in right of payment with all existing and future senior Debt of Mondelēz and senior in right of payment to all existing and future subordinated Debt of Mondelēz.

(e)    Anti-Corruption Laws and Sanctions. Mondelēz will maintain in effect policies and procedures reasonably designed to ensure that no Borrowing will be made, and no proceeds of any Borrowing will be used, (a) for the purpose of funding payments to any officer or employee of a Governmental Authority or of a Person controlled by a Governmental Authority, to any Person acting in an official capacity for or on behalf of any Governmental Authority or Person controlled by a Governmental Authority, or to any political party, official of a political party, or candidate for political office, in each case in violation of the FCPA, (b) for the purpose of funding payments in violation of other applicable Anti-Corruption Laws, (c) for the purpose of financing the activities of any Sanctioned Person in violation of applicable Anti-Corruption Laws or Sanctions or (d) in any manner that would result in the violation of applicable Sanctions by any party hereto.

SECTION 5.02    Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Mondelēz will not:

(a)    Liens, Etc. Create or suffer to exist, or permit any Major Subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Major Subsidiary to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i)    Liens upon or in property acquired or held by it or any Major Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(ii)    Liens existing on property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition);

(iii)    Liens existing on the date hereof securing Debt;

(iv)    Liens on property financed through the issuance of industrial revenue bonds in favor of the holders of such bonds or any agent or trustee therefor;

(v)    Liens existing on property of any Person acquired by Mondelēz or any Major Subsidiary;

(vi)    Liens securing Debt in an aggregate amount not in excess of 15% of Consolidated Tangible Assets;

(vii)    Liens upon or with respect to Margin Stock;

(viii)    Liens in favor of Mondelēz or any Major Subsidiary;

(ix)    precautionary Liens provided by Mondelēz or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by Mondelēz or such Major Subsidiary which transaction is determined by the Board of Directors of Mondelēz or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States; and

(x)    any extension, renewal or replacement of the foregoing, provided that (A) such Lien does not extend to any additional assets (other than a substitution of like assets), and (B) the amount of Debt secured by any such Lien is not increased.

(b)    Mergers, Etc. Consolidate with or merge into (or permit any Designated Subsidiary to consolidate or merge into), or convey or transfer, or permit one or more of its Subsidiaries to convey or transfer, the properties and assets of Mondelēz and its Subsidiaries substantially as an entirety to, any Person unless, immediately before and after giving effect thereto, no Default or Event of Default would exist and, in the case of any merger or consolidation to which Mondelēz is a party, the surviving corporation is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and assumes all of Mondelēz’s obligations under this Agreement (including without limitation the covenants set forth in Article V) by the execution and delivery of an instrument in form and substance satisfactory to the Required Lenders.

ARTICLE VI

Events of Default

SECTION 6.01    Events of Default. Each of the following events (each an “Event of Default”) shall constitute an Event of Default:

(a)    Any Borrower or Mondelēz shall fail to pay any principal of any Advance when the same becomes due and payable; or any Borrower or Mondelēz shall fail to pay interest on any Advance, or Mondelēz shall fail to pay any fees payable under Section 2.09, within ten days after the same becomes due and payable (or after notice from the Administrative Agent in the case of fees referred to in Section 2.09(b)); or

(b)    Any representation or warranty made or deemed to have been made by any Borrower or Mondelēz herein or by any Borrower or Mondelēz (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed to have been made; or

(c)    Any Borrower or Mondelēz shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b) or 5.02(b), (ii) any term, covenant or agreement contained in Section 5.02(a) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to Mondelēz by the Administrative Agent or any Lender or (iii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Mondelēz by the Administrative Agent or any Lender; or

(d)    Any Borrower or Mondelēz or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) of such Borrower or Mondelēz or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of any Borrower or Mondelēz or any Major Subsidiary which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof as a result of a breach by such Borrower, Mondelēz or such Major Subsidiary (as the case may be) of the agreement or instrument relating to such Debt unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders; or

(e)    Any Borrower or Mondelēz or any Major Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or Mondelēz or any Major Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of Mondelēz and its Subsidiaries taken as a whole) shall occur; or any Borrower or Mondelēz or any Major Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)    Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against any Borrower or Mondelēz or any Major Subsidiary and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)    Any Borrower, Mondelēz or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Borrower, Mondelēz or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan, in each case that would, individually or in the aggregate, materially adversely affect the financial condition or operations of Mondelēz and its Subsidiaries taken as a whole; provided, however, that no Default or Event of Default under this Section 6.01(g) shall be deemed to have occurred if the Borrower, Mondelēz or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or

(h)    So long as any Subsidiary of Mondelēz is a Designated Subsidiary, the Guaranty provided by Mondelēz under Article VIII hereof shall for any reason cease (other than in accordance with the provisions of Article VIII) to be valid and binding on Mondelēz or Mondelēz shall so state in writing.

SECTION 6.02    Lenders’ Rights upon Event of Default. If an Event of Default occurs and is continuing, then the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to Mondelēz:

(a)    declare the obligation of each Lender to make further Advances to be terminated, whereupon the same shall forthwith terminate, and

(b)    declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower or Mondelēz under the Federal Bankruptcy Code or any equivalent bankruptcy or insolvency laws of any state or foreign jurisdiction, (i) the obligation of each Lender to make Advances shall automatically be terminated and (ii) the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

ARTICLE VII

The Administrative Agent

SECTION 7.01    Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by Mondelēz or any Borrower as required by the terms of this Agreement or at the request of Mondelēz or such Borrower, and any notice provided pursuant to Section 5.01(c)(iv). Notwithstanding any provision to the contrary contained elsewhere herein, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 7.02    Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent:

(a)    may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07;

(b)    may consult with legal counsel (including counsel for Mondelēz or any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c)    makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement by Mondelēz or any Borrower;

(d)    shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of Mondelēz or any Borrower or to inspect the property (including the books and records) of Mondelēz or such Borrower other than items or payments expressly required to be delivered or made to the Administrative Agent hereunder;

(e)    shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and

(f)    shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, telex, registered mail or, for the purposes of Section 2.02(a) or 2.07(b), email) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03    The Administrative Agent and Affiliates. With respect to its Commitment and the Advances made by it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, Mondelēz, any Borrower, any of their respective Subsidiaries and any Person who may do business with or own securities of Mondelēz, any Borrower or any such Subsidiary, all as if the Administrative Agent were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Joint Bookrunner or Joint Lead Arranger, or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent any Joint Bookrunner or Joint Lead Arranger, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05    Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by Mondelēz or the Borrowers), ratably according to the respective principal amounts of the Pro Rata Advances then owing to each of them (or if no Pro Rata Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, in each case, to the extent relating to the Administrative Agent in its capacity as such (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by Mondelēz or the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

SECTION 7.06    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Mondelēz and may be removed at any time with or without cause by the Required Lenders. Upon the resignation or removal of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent (with the consent of Mondelēz so long as no Event of Default shall have occurred and be continuing). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may (with the consent of Mondelēz so long as no Event of Default shall have occurred and be continuing), on behalf of the Lenders, appoint a successor Administrative Agent, which shall be (a) a Lender and (b) a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement; provided that should the Administrative Agent for any reason not appoint a successor Administrative Agent, which it is under no obligation to do, then the rights, powers, discretion, privileges and duties referred to in this Section 7.06 shall be vested in the Required Lenders until a successor Administrative Agent has been appointed. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 7.07    Administrative Agent, Joint Bookrunners, Joint Lead Arrangers and Co-Syndication Agents. (i) JPMorgan Chase Bank, N.A. has been designated as Administrative Agent under this Agreement, (ii) JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have been designated as Joint Bookrunners under this Agreement, (iii) JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have been designated as Joint Lead Arrangers under this Agreement and (iv) Bank of America, N.A., Citibank, N.A., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc. have been designated as Co-Syndication Agents under this Agreement, but the use of the aforementioned titles does not impose on any of them any duties or obligations greater than those of any other Lender.

SECTION 7.08    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.15(a) or (c), each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Note against any amount due the Administrative Agent under this Section 7.08. The agreements in this Section 7.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Agreement and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE VIII

Guaranty

SECTION 8.01    Guaranty. Mondelēz hereby unconditionally and irrevocably guarantees (the undertaking of Mondelēz contained in this Article VIII being the “Guaranty”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each other Borrower now or hereafter existing under this Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being the “Obligations”), and any and all expenses (including counsel fees and expenses) incurred by the Administrative Agent or the Lenders in enforcing any rights under the Guaranty.

SECTION 8.02    Guaranty Absolute. Mondelēz guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of Mondelēz under this Guaranty shall be absolute and unconditional irrespective of:

(a)    any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating thereto;

(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c)    any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

(d)    any law or regulation of any jurisdiction or any other event affecting any term of a guaranteed Obligation; or

(e)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Borrower or Mondelēz.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of a Borrower or otherwise, all as though such payment had not been made.

SECTION 8.03    Waivers.

(a)    Mondelēz hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against a Borrower or any other Person or any collateral.

(b)    Mondelēz hereby irrevocably subordinates any claims or other rights that it may now or hereafter acquire against any Borrower that arise from the existence, payment, performance or enforcement of Mondelēz’s obligations under this Guaranty or this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against such Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, in each case to the claims and rights of the Administrative Agent and the Lenders in respect of the cash payment in full of the Obligations and all other amounts payable under this Guaranty relating to such Borrower (the “Payment in Full”) and Mondelēz agrees not to enforce any such claim for payment against any such Borrower until the Payment in Full has occurred. If any amount shall be paid to Mondelēz in violation of the preceding sentence at any time prior to the later of the Payment in Full and the Maturity Date, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and this Guaranty, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising. Mondelēz acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and this Guaranty and that the agreements set forth in this Section 8.03(b) are knowingly made in contemplation of such benefits. Notwithstanding the foregoing provisions of this Section 8.03(b), Mondelēz shall be permitted to charge, and any Borrower shall be permitted to pay, a guaranty fee in connection with the entry by Mondelēz into this Guaranty, as may be agreed by Mondelēz and such Borrower.

SECTION 8.04    Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment in full of the Obligations (including any and all Obligations which remain outstanding after the Maturity Date) and all other amounts payable under this Guaranty, (b) be binding upon Mondelēz, its successors and assigns, and (c) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their respective successors, transferees and assigns.

ARTICLE IX

Miscellaneous

SECTION 9.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Borrower or Mondelēz therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and Mondelēz, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (including Defaulting Lenders) affected thereby and Mondelēz, do any of the following: (a) waive any of the conditions specified in Sections 3.01, 3.02, 3.03 or 3.05 (it being understood and agreed that any waiver or amendment of a representation, warranty, covenant, Default or Event of Default shall not constitute a waiver of any condition specified in Section 3.01, 3.02, 3.03 or 3.05 unless the amendment or waiver so provides), (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or the amount or rate of interest on, the Pro Rata Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Pro Rata Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Pro Rata Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder (including any such change to the definition of “Required Lenders”), (f) release Mondelēz from any of its obligations under Article VIII, (g) change Section 2.16 in a manner that would alter the pro rata sharing of payments required thereby or (h) amend this Section 9.01; provided further that no waiver of the conditions specified in Section 3.04 in connection with any Competitive Bid Borrowing shall be effective unless consented to by all Lenders making Competitive Bid Advances as part of such Competitive Bid Borrowing; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement and (y) this Agreement may be amended with the written consent of the Administrative Agent and Mondelēz.

SECTION 9.02    Notices, Etc.

(a)    Addresses. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered (or in the case of any Notice of Borrowing or Notice of Competitive Bid Borrowing, emailed), as follows:

if to Mondelēz or any other Borrower:

c/o Mondelēz International, Inc.

Three Parkway North

Deerfield, Illinois 60015

Attention: Executive Vice President and

Chief Financial Officer

with copies to:

c/o Mondelēz International, Inc.

Three Parkway North

Deerfield, Illinois 60015

Attention: Treasurer

Fax number: (847) 943-4903;

and

c/o Mondelēz International, Inc.

Three Parkway North

Deerfield, Illinois 60015

Attention: Assistant Treasurer

Fax number: (847) 943-4903;

if to Mondelēz, as guarantor:

Mondelēz International, Inc.

Three Parkway North

Deerfield, Illinois 60015

Attention: Vice President and Corporate Secretary

Fax number: (570) 235-3005;

if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule II hereto;

if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;

if to the Administrative Agent:

c/o JPMorgan Chase Bank, N.A.

383 Madison Avenue, 24th Floor

New York, NY 10179

Attention: Courtney Eng

Email: courtney.c.eng@jpmorgan.com

with a copy to:

JPMorgan Loan Services

Loan & Agency

500 Stanton Christiana Road, Ops2, Floor 3

Newark, DE 19713-2107

Attention: Jane Dreisbach

Email: jane.dreisbach@jpmorgan.com

Fax number: (302) 634-4733;

or, as to any Borrower, Mondelēz or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to Mondelēz and the Administrative Agent.

(b)    Effectiveness of Notices. All such notices and communications shall, when mailed, telecopied or emailed, be effective when deposited in the mail, telecopied or emailed, respectively, except that notices and communications to the Administrative Agent, pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent, or if the date of receipt is not a Business Day, as of 9:00 a.m. (New York City time) on the next succeeding Business Day. Delivery by telecopier or email of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 9.03    No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04    Costs and Expenses.

(a)    Administrative Agent; Enforcement. Mondelēz agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of the Administrative Agent), modification and amendment of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Joint Bookrunners with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement (which, insofar as such costs and expenses relate to the preparation, execution and delivery of this Agreement and the closing hereunder, shall be limited to the reasonable fees and expenses of Cahill, Gordon & Reindel LLP), and all costs and expenses of the Lenders and the Administrative Agent, if any (including, without limitation, reasonable counsel fees and expenses of the Lenders and the Administrative Agent), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.

(b)    Prepayment of LIBO Rate Advances or Floating Rate Bid Advances. If any payment of principal of LIBO Rate Advance or Floating Rate Bid Advance is made other than on the last day of the Interest Period for such Advance or at its maturity, as a result of a payment pursuant to Section 2.11, acceleration of the maturity of the Advances pursuant to Section 6.02, an assignment made as a result of a demand by Mondelēz pursuant to Section 9.07(a) or for any other reason, Mondelēz shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Without prejudice to the survival of any other agreement of any Borrower or Mondelēz hereunder, the agreements and obligations of each Borrower and Mondelēz contained in Section 2.02(c), 2.05, 2.12, 2.15, this Section 9.04(b) and Section 9.04(c) shall survive the payment in full of principal and interest hereunder.

(c)    Indemnification. Each Borrower and Mondelēz jointly and severally agrees to indemnify and hold harmless each Agent and each Lender and each of their respective affiliates, control persons, directors, officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation, or proceeding (i) related to this Agreement or any of the other documents delivered hereunder, the Advances or any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by any Borrower, whether or not such Indemnified Party is a party to such transaction, or (ii) related to any Borrower’s or Mondelēz’s consummation of any transaction or proposed transaction contemplated hereby (whether or not consummated) or entering into this Agreement, or to any actions or omissions of any Borrower or Mondelēz, any of their respective

Subsidiaries or affiliates or any of its or their respective officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by Mondelēz or any Borrower or any other Person; provided, however, that neither any Borrower nor Mondelēz shall be required to indemnify an Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party.

SECTION 9.05    Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.02, each Lender is hereby authorized at any time and from time to time after providing written notice to the Administrative Agent of its intention to do so, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its affiliates to or for the credit or the account of Mondelēz or any Borrower against any and all of the obligations of any Borrower or Mondelēz now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify the appropriate Borrower or Mondelēz, as the case may be, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its affiliates may have.

SECTION 9.06    Binding Effect. This Agreement shall be binding upon and inure to the benefit of Mondelēz, each of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that neither any Borrower nor Mondelēz shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders.

SECTION 9.07    Assignments and Participations.

(a)    Assignment of Lender Obligations. Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Pro Rata Advances owing to it), subject to the following:

(i)    each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than, except in the case of an assignment made pursuant to Section 9.07(h), any Competitive Bid Advances owing to such Lender or any Competitive Bid Notes held by it);

(ii)    the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event, other than with respect to assignments to other Lenders, or affiliates of Lenders, or assignment of the entire Commitment amount held by such Lender or the entire amount of Pro Rata Advances owing to such Lender, be less than $10,000,000, subject in each case to reduction at the sole discretion of Mondelēz, and shall be an integral multiple of $1,000,000;

(iii)    each such assignment shall be to an Eligible Assignee;

(iv)    each such assignment shall require the prior written consent of (x) the Administrative Agent, and (y) unless an Event of Default under Sections 6.01(a) or (e) has occurred and is continuing, Mondelēz (such consents not to be unreasonably withheld or delayed and such consents by Mondelēz shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from Mondelēz within twenty (20) Business Days after written notice of such proposed assignment has been delivered to Mondelēz); provided, that no consent of the Administrative Agent or Mondelēz shall be required for an assignment to another Lender or an affiliate of a Lender; and

(v)    the parties to each such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such assignment is made to an affiliate of the transferring Lender) provided, that, if such assignment is made pursuant to Section 9.07(h), Mondelēz shall pay or cause to be paid such $3,500 fee.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than those provided under Section 9.04 and, with respect to the period during which it is a Lender, Sections 2.12 and 2.15) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), other than Section 9.12.

(b)    Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or Mondelēz or the performance or observance by any Borrower or Mondelēz of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee represents that (A) the source of any funds it is using to acquire the assigning Lender’s interest or to make any Advance is not and will not be plan assets as defined under the regulations of the Department of Labor of any Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code or (B) the assignment or Advance is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (vii) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)    Agent’s Acceptance. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Pro Rata Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Mondelēz.

(d)    Register. The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal and interest amounts of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Mondelēz, the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by Mondelēz, any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)    Sale of Participation. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it), subject to the following:

(i)    such Lender’s obligations under this Agreement (including, without limitation, its Commitment to Mondelēz hereunder) shall remain unchanged,

(ii)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iii)    Mondelēz, the other Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement,

(iv)    each participant shall be entitled to the benefits of Sections 2.12 and 2.15 (subject to the limitations and requirements of those Sections, including the requirements to provide forms and/or certificates pursuant to Section 2.15(e), (f) or (g); provided that a participant shall provide the forms and/or certificates solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (e) of this Section,

(v)    no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Borrower or Mondelēz therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, and

(vi)    a participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Mondelēz or the relevant Borrower’s prior written consent (not to be unreasonably withheld or delayed).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the relevant Borrower, maintain a register on which it enters the name and address of each participant and the principal and interest amounts of each participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advances or its other Obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other Obligation is in registered form under Section 5f.103(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code.

(f)    Disclosure of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to Mondelēz or any Borrower furnished to such Lender by or on behalf of Mondelēz or any Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to Mondelēz or any Borrower or any of their respective Subsidiaries received by it from such Lender.

(g)    Regulation A Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank or central bank performing similar functions in accordance with applicable law.

(h)    Replacement of Lenders. In the event that (i) any Lender shall have delivered a notice pursuant to Section 2.13, (ii) any Borrower shall be required to make additional payments to or for the account of any Lender under Section 2.12 or 2.15, (iii) any Lender (a “Non-Consenting Lender”) shall withhold its consent to any amendment that requires the consent of all the Lenders and that has been consented to by the Required Lenders or (iv) any Lender shall become a Defaulting Lender, Mondelēz shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, (A) to terminate the Commitment of such Lender or (B) to require such Lender to transfer and assign at par and without recourse (in accordance with and subject to the restrictions contained in Section 9.07) all its interests, rights and obligations under this Agreement to one or more other financial institutions acceptable to Mondelēz and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), which shall assume such obligations; provided, that (x) in the case of any replacement of a Non-Consenting Lender, each assignee shall have consented to the relevant amendment, (y) no such termination or assignment shall conflict with any law or any rule, regulation or order of any Governmental Authority and (z) the Borrowers or the assignee (or assignees), as the case may be, shall pay to each affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Advances made by it hereunder and all other amounts accrued for its account or owed to it hereunder. Mondelēz will not have the right to terminate the commitment of any Lender, or to require any Lender to assign its rights and interests hereunder, if, prior to such termination or assignment, as a result of a waiver by such Lender or otherwise, the circumstances entitling Mondelēz to require such termination or assignment cease to apply. Each Lender agrees that, if Mondelēz elects to replace such Lender in accordance with this Section 9.07, it shall promptly execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Advances) subject to such Assignment and Acceptance; provided that the failure of any such Lender to execute an Assignment and Acceptance shall not render such assignment invalid and such assignment shall be recorded in the Register.

SECTION 9.08    Designated Subsidiaries.

(a)    Designation. Mondelēz may at any time, and from time to time after the Effective Date, by delivery to the Administrative Agent of a Designation Agreement duly executed by Mondelēz and the respective Subsidiary and substantially in the form of Exhibit D hereto, designate such Subsidiary as a “Designated Subsidiary” for purposes of this Agreement and such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Administrative Agent shall promptly notify each Lender of each such designation by Mondelēz and the identity of the respective Subsidiary.

Notwithstanding the foregoing, no Lender shall be required to make Advances to a Designated Subsidiary in the event that the making of such Advances would or could reasonably be expected to breach, violate or otherwise be inconsistent with any internal policy (other than with respect to Designated Subsidiaries formed under the laws of any nation that is a member of the Organization for Economic Cooperation and Development as of the date hereof), law or regulation to which such Lender is, or would be upon the making of such Advance, subject. In addition, each Lender shall have the right to make any Advances to any Designated Subsidiary that is a Foreign Subsidiary of Mondelēz through an affiliate or non-U.S. branch of such Lender designated by such Lender at its sole option; provided such designation and Advance does not, in and of itself, subject the Borrowers to greater costs pursuant to Section 2.12 or 2.15 than would have been payable if such Lender made such Advance directly.

(b)    Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary then, so long as at the time no Notice of Pro Rata Borrowing or Notice of Competitive Bid Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Administrative Agent to the Lenders (which notice the Administrative Agent shall give promptly, upon and only upon its receipt of a request therefor from Mondelēz). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such former Designated Subsidiary until such time as it has been redesignated a Designated Subsidiary by Mondelēz pursuant to Section 9.08(a).

SECTION 9.09    Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the substantive laws of the State of New York without regard to choice of law doctrines.

SECTION 9.10    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or email shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11    Jurisdiction, Etc.

(a)    Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. Each of Mondelēz and each Borrower hereby agrees that service of process in any such action or proceeding brought in any such court may be made upon the process agent appointed pursuant to Section 9.11(b) (the “Process Agent”) and each Designated Subsidiary hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of Mondelēz and each Borrower hereby further irrevocably consents to the service of process in any such action or proceeding in any such court by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to Mondelēz or such Borrower, as applicable, at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law.

(b)    Appointment of Process Agent. Mondelēz agrees to appoint a Process Agent from the Effective Date through the repayment in full of all Obligations hereunder (i) to receive on behalf of Mondelēz, each Borrower and each Designated Subsidiary and their respective property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or Federal court sitting in New York City arising out of or relating to this Agreement and (ii) to forward forthwith to Mondelēz, each Borrower and each Designated Subsidiary at their respective addresses copies of any summons, complaint and other process which such Process Agent receives in connection with its appointment. Mondelēz will give the Administrative Agent prompt notice of such Process Agent’s address.

(c)    Waivers.

(i)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(ii)    To the extent permitted by applicable law, each of the Borrowers, Mondelēz and the Lenders shall not assert and hereby waives, any claim against any other party hereto or any of their respective affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any related document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of the parties hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. For the avoidance of doubt, the waiver of claims for such damages against each Borrower and Mondelēz shall not limit the indemnity obligations set forth in Section 9.04(c).

(iii)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.11(C) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCES MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 9.12    Confidentiality. None of the Agents nor any Lender shall disclose any confidential information relating to Mondelēz or any Borrower to any other Person without the consent of Mondelēz, other than (a) to such Agent’s or such Lender’s affiliates and their officers, directors, employees, agents, advisors, insurers and re-insurers, rating agencies, market data collectors, credit insurance providers, any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement and, as contemplated by Section 9.07(f), to actual or prospective assignees and participants, and then, in each such case, only on a confidential basis; provided, however, that such actual or prospective assignee or participant shall have been made aware of this Section 9.12 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions, including in connection with the creation of security interests as contemplated by Section 9.07(g) and (d) in connection with enforcing or administering this Agreement.

SECTION 9.13    No Fiduciary Relationship. Each Borrower acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Borrowers, on the one hand, and any Agent or any Lender, on the other hand, is intended to be or has been created in respect of any of the financing transactions contemplated by this Agreement, irrespective of whether any Agent or any Lender has advised or is advising Mondelēz on other matters (it being understood and agreed that nothing in this provision will relieve any Agent or any Lender of any advisory or fiduciary responsibilities it may have in connection with other transactions) and (b) each Agent and each Lender may have economic interests that conflict with those of the Borrowers and the transactions contemplated by this Agreement (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents and the Lenders, on the one hand, and the Borrowers, on the other. Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors in connection with the transactions contemplated hereby to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.

SECTION 9.14    Integration. This Agreement and the Notes represent the agreement of Mondelēz, the other Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, Mondelēz, the other Borrowers or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes other than the matters referred to in Sections 2.09(b) and 9.04(a), the Fee Letter and any other fee letters entered into among Mondelēz and the Joint Bookrunners, if any, and except for any confidentiality agreements entered into by Lenders in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.15    USA Patriot Act Notice. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.

SECTION 9.16    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any other documents or agreements relating to the Loans made hereunder, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other documents or agreements relating to the Loans made hereunder; and

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Brian Gladden
Name:	Brian Gladden
Title:	EVP and CFO

[Mondelēz Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By	/s/ Tony Yung
Name:	Tony Yung
Title:	Executive Director

[Signature Page to Mondelēz Credit Agreement]

BANK OF AMERICA N.A., as Lender

By	/s/ Sean Morrissey
Name:	Sean Morrissey
Title:	Associate

[Mondelēz Credit Agreement]

CITIBANK, N.A., as Lender

By	/s/ Carolyn Kee
	Name:	Carolyn Kee
	Title:	Vice President

[Signature Page to Mondelēz Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as Lender

By	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Authorized Signatory

By	/s/ Karim Rahimtoola
	Name:	Karim Rahimtoola
	Title:	Authorized Signatory

[Signature Page to Mondelēz Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By	/s/ Robert J. Devir
	Name:	Robert J. Devir
	Title:	Managing Director

[Signature Page to Mondelēz Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By	/s/ Christine Howatt
	Name:	Christine Howatt
	Title:	Authorized Signatory

[Signature Page to Mondelēz Credit Agreement]

BARCLAYS BANK PLC, as Lender

By	/s/ Christopher Aitkin
	Name:	Christopher Aitkin
	Title:	Assistant Vice President

[Signature Page to Mondelēz Credit Agreement]

BNP PARIBAS, as Lender

By	/s/ Mike Shryock
	Name:	Mike Shryock
	Title:	Managing Director

By	/s/ Emma Petersen
	Name:	Emma Petersen
	Title:	Vice President

[Signature Page to Mondelēz Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Director

By	/s/ Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Vice President

[Signature Page to Mondelēz Credit Agreement]

GOLDMAN SACHS BANK USA, as Lender

By	/s/ Annie Carr
	Name:	Annie Carr
	Title:	Authorized Signatory

[Signature Page to Mondelēz Credit Agreement]

MIZUHO BANK, LTD, as Lender

By	/s/ Tracy Rahn
	Name:	Tracy Rahn
	Title:	Authorized Signatory

[Signature Page to Mondelēz Credit Agreement]

SOCIETE GENERALE, as Lender

By	/s/ Shelley Yu
	Name:	Shelley Yu
	Title:	Director

[Signature Page to Mondelēz Credit Agreement]

WELLS FARGO BANK, N.A., as Lender

By	/s/ James Travagline
	Name:	James Travagline
	Title:	Managing Director

[Signature Page to Mondelēz Credit Agreement]

THE TORONTO-DOMINION BANK,
NEW YORK BRANCH as Lender

By	/s/ Annie Dorval
	Name:	Annie Dorval
	Title:	Authorized Signatory

[Signature Page to Mondelēz Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
NEW YORK BRANCH, as Lender

By	/s/ Mauricio Benitez
	Name:	Mauricio Benitez
	Title:	Executive Director

By	/s/ Brian Crowley
	Name:	Brian Crowley
	Title:	Managing Director

[Signature Page to Mondelēz Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as Lender

By	/s/ Rita Walz-Cuccioli
	Name:	Rita Walz-Cuccioli
	Title:	Executive Director
Banco Santander, S.A.,
New York Branch

By	/s/ Terence Corcoran
	Name:	Terence Corcoran
	Title:	Senior Vice President
Banco Santander, S.A.,
New York Branch

[Signature Page to Mondelēz Credit Agreement]

COMMERZBANK AG, NEW YORK BRANCH, as Lender

By	/s/ Pedro Bell
	Name:	Pedro Bell
	Title:	Director

By	/s/ Marie Duflos
	Name:	Marie Duflos
	Title:	Director

[Signature Page to Mondelēz Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

By	/s/ Kaye Ea
	Name:	Kaye Ea
	Title:	Managing Director

By	/s/ Gordon Yip
	Name:	Gordon Yip
	Title:	Director

[Signature Page to Mondelēz Credit Agreement]

INTESA SANPAOLO SP.A. – NEW YORK BRANCH, as Lender

By	/s/ Jennifer Feldman Facciola
	Name:	Jennifer Feldman Facciola
	Title:	Relationship Manager

By	/s/ Francesco Di Mario
	Name:	Francesco Di Mario
	Title:	FVP & Head of Credit

[Signature Page to Mondelēz Credit Agreement]

SUMITOMO MITSUI BANKING CORP., as Lender

By	/s/ James D Weinstein
	Name:	James D Weinstein
	Title:	Managing Director

[Signature Page to Mondelēz Credit Agreement]

WESTPAC BANKING CORPORATION, as Lender

By	/s/ Stuart Brown
	Name:	Stuart Brown
	Title:	Executive Director

[Signature Page to Mondelēz Credit Agreement]